Exhibit 99.1

FOR RELEASE ON June 2, 2004

Contact:
Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

           Pilot Travel Centers to Offer SiriCOMM's Wireless Solutions

        Pact fuels fleet services at nation's largest travel center chain


Joplin, Mo. - June 2, 2004 - SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network infrastructure solutions company for the commercial transportation industry and government market, today announced a strategic partnership with Pilot Travel Centers. Through this partnership, the companies will work together to deliver value-based services to the transportation industry. SiriCOMM will install SiriCOMM Wi-Fi Hot Spots at each of the 255 Pilot Travel Center locations nationwide. Pilot will market SiriCOMM's services to its customers as a business partner in SiriCOMM's value-added reseller program. Together, the two companies anticipate leveraging the alliance to develop industry-related business solutions to benefit their mutual customer base.

SiriCOMM provides cost-efficient fleet management solutions to trucking companies and ISP service to the general public. Truck drivers access SiriCOMM's management tools using handheld computers that communicate wirelessly at each SiriCOMM Wi-Fi Hot Spot. Pilot Travel Centers, the largest travel center operation in the country, is ideally suited for SiriCOMM's services.

"This agreement is an important step in our endeavor to bring our services to market. Pilot's extensive nationwide footprint gives us the initial coverage area our fleet customers require," said Hank Hoffman, SiriCOMM president and CEO. "Delivering fleet management solutions and robust broadband architecture is our highest priority. Our relationship with Pilot provides us the ability to meet these requirements while providing significant opportunities to jointly develop services to meet the industry's growing needs, deliver environmental benefits, and provide critical safety and security solutions."

SiriCOMM will install over 400 hot spots during 2004, focusing on high-traffic locations that are frequented by truck drivers. In addition to travel centers, SiriCOMM has identified shipping facilities, state-run locations such as rest areas and weigh stations, and truck company terminals as potential SiriCOMM Wi-Fi Hot Spots.

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Each SiriCOMM Wi-Fi Hot Spot includes Wireless Fidelity (Wi-Fi) access points for data communications, a long-range frequency for vehicle data transmissions, satellite communications, and SiriCOMM's proprietary remote server. The Linux-based server dynamically manages the network by granting access based on each user's credentials and provides a reliable and secure environment for business applications. The open-architecture system was designed to enable SiriCOMM's partners and customers to develop and launch proprietary solutions on the nationwide network, in addition to operating SiriCOMM's fleet management software.

"SiriCOMM provides a tremendous foundation for our travel centers to improve efficiency and increase customer throughput by offering a broad new collection of value oriented services. This partnership opens the door for Pilot to offer progressive services at each of our locations," said Pilot CFO and CIO Jeff Cornish. "SiriCOMM is a pioneering company providing services to improve business processes within the industry. We are excited to join them as a business partner and to represent them as a value-added reseller, marketing their services to our customers."

Together, the companies envision the travel centers becoming virtual offices for the 4 million truck drivers, 11 million RV'ers and countless highway travelers that drive the country's highway system. These individuals visit travel centers daily for a wide variety of services. Providing virtual offices and wireless Internet access is a logical extension to the travel center business model.

Also under terms of the agreement, Pilot's remote users, of over 200 representatives, will have the ability to utilize each SiriCOMM Wi-Fi Hot Spot to perform daily tasks and to access the Internet. Additionally, SiriCOMM's satellite network will provide an integrated redundancy solution to Pilot's land-based communications network. The two companies plan to create joint marketing collateral, and expect to produce industry-related business solutions that utilize SiriCOMM's network infrastructure.

About Pilot Travel Centers

Pilot Travel Centers LLC, headquartered in Knoxville, Tennessee, operates the country's largest travel center network with 255 Travel Centers and 62 convenience stores in 37 states. Access Pilot online at pilottravelcenters.com or call Pilot at (800) 562-6210.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Contact Information
Jackie Seneker
SiriCOMM, Inc.
417-626-9971
info@siricomm.com
http://www.siricomm.com
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